Exhibit 4.13

AMENDMENT 2

Pursuant to the License Agreement between Abbotly Technologies Pty Limited ABN 36 001 828 011, having its registered office at Level 6, 491 Kent Street Sydney, NSW Australia, (hereinafter called Abbotly) and Abbotly Technologies Inc. a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave, Suite 219, Upland California USA (hereinafter referred to as LICENSEE), Abbotly and Licensee agree to amend Section 1.0 of the License Agreement to be effective March 1, 2004 and to read the following:

1.0 Definitions

“Commencement Date” shall mean 3rd of March, 2003 or such other date as shall be agreed to by both parties in writing.

“Products” means the products listed in Schedule 1 and such other products as may from time to time be agreed to in writing by the parties.

“Territory” shall mean the United States of America and Canada, Philippines Islands, Mexico, West Indies (Trinidad and Tobago) and the Caribbean Islands.

“Confidential Information” includes, but is not limited to, Product designs, Product software programs, business methods, manuals, calculation programs and other copyrighted intellectual property.

Signed by

for and on behalf of

Abbotly Technologies Pty Limited (Abbotly)

Date)

Signed by

for and on behalf of

Abbotly Technologies, Inc.  (Licensee)

Date)